EXHIBIT 99.1

PRESS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067

NOBLE ENERGY DIRECTOR, DALE P. JONES, PASSES AWAY

HOUSTON (November 9, 2004) – Noble Energy, Inc. (NYSE: NBL) announced today that Dale P. Jones, a director of the company, passed away on November 6, 2004. Mr. Jones served as a member of Noble Energy’s board of directors since 1998.

Charles D. Davidson, the company’s Chairman, President and CEO, said, “It is with great sadness that we announce the sudden passing of Dale Jones. He was an outstanding director of the company and provided inspiration to all of us. He will be missed not only as a business colleague, but also as a friend. We extend our deepest sympathies to his wife, Anita, as well as to the entire Jones family.”

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings.

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